Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Glaukos Corporation:

(1)	Registration Statement (Form S-8 No. 333-237030) pertaining to the Glaukos Corporation 2015 Omnibus Incentive Compensation Plan and 2015 Employee Stock Purchase Plan;
(2)	Registration Statement (Form S-8 No. 333-233807) pertaining to the Avedro, Inc. 2019 Equity Incentive Plan, the Avedro, Inc. 2012 Equity Incentive Plan, as amended, and the Avedro, Inc. (f/k/a ThermalVision, Inc.) 2003 Stock Plan, as amended;
(3)	Registration Statement (Form S-8 No. 333-230017) pertaining to the Glaukos Corporation 2015 Omnibus Incentive Compensation Plan and 2015 Employee Stock Purchase Plan;
(4)	Registration Statement (Form S-8 No. 333-224822) pertaining to the Glaukos Corporation 2015 Omnibus Incentive Compensation Plan and 2015 Employee Stock Purchase Plan;
(5)	Registration Statement (Form S-8 No. 333-212106) pertaining to the Glaukos Corporation 2015 Omnibus Incentive Compensation Plan and 2015 Employee Stock Purchase Plan;
(6)	Registration Statement (Form S-8 No. 333-205372) pertaining to the Glaukos Corporation 2015 Omnibus Incentive Compensation Plan, 2015 Employee Stock Purchase Plan, 2011 Stock Plan, and 2001 Stock Option Plan;

of our report dated March 21, 2019, (except Note 18, as to which the date is September 17, 2019), relating to the financial statements of Avedro, Inc. as of and for the years ended December 31, 2018 and 2017 appearing in this Current Report on Form 8-K of Glaukos Corporation dated June 8, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 8, 2020